UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 11, 2011

CORMEDIX INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34673	20-5894890
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

745 Rt. 202-206, Suite 303, Bridgewater, NJ	08807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (908) 517-9500

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 11, 2011, the Board of Directors of CorMedix Inc. (the “Company”) elected Steven W. Lefkowitz as a director of the Company to serve until the 2012 annual meeting of stockholders of the Company.  Mr. Lefkowitz will serve as a member of the Audit Committee and Compensation Committee of the Board of Directors.  In accordance with the terms of that certain Contribution Agreement, as amended (the “Agreement”), between the Company and Shiva Biomedical, LLC (“Shiva”), Shiva has the right to appoint a representative to the Company’s Board of Directors.  Exercising these rights, Shiva designated Mr. Lefkowitz as its representative.  After review of the experience and credentials of Mr. Lefkowitz, the Nominating and Corporate Governance Committee of the Board of Directors recommended, and the members of the Board of Directors approved, the election of Mr. Lefkowitz to the Company’s Board of Directors.

Upon his election to the Board, Mr. Lefkowitz received an initial grant of options to purchase 30,000 shares of common stock at an exercise price of $1.10 per share, being the closing price of the Company’s common stock, as reported on the NYSE Amex on August 11, 2011, the date of grant. The options, which have a ten-year term and vest one-third on the date of grant and one-third on the first and second anniversaries from the date of grant, which were granted under the Company’s Amended and Restated 2006 Stock Incentive Plan.  Mr. Lefkowitz will also be entitled to receive a pro-rated portion of the $20,000 annual retainer for his service as a director and a pro-rated portion of the $5,000 annual retainer for his service as a member of the Audit Committee and a pro-rata portion of the $4,000 annual retainer for his service as a member of the Compensation Committee.

There is no information required to be disclosed with respect to Mr. Lefkowitz pursuant to Item 404(a) of Regulation S-K.

On August 12, 2011, the Company issued a press release announcing the election of Mr. Lefkowitz as a director. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release of CorMedix Inc., dated August 12, 2011, announcing the election of a new director.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 8, 2011	CORMEDIX INC.

	By:	/s/ Brian Lenz
		Name:	Brian Lenz
		Title:	Chief Financial Officer